EXHIBIT 23.3

CONSENT OF INDEPENDENT VALUATION EXPERTS
OF RUCCI, BARDARO & BARRETT P.C.

To Board of Directors and Shareholders
 Wilson Holdings, Inc.

We consent to the reference to our firm and to the use of our valuation report dated March 28, 2006, on Wilson Holdings, Inc. as of December 19, 2005 and December 31, 2005, included in the SB-2 as amended from time to time, of Wilson Holdings, Inc.

Rucci, Bardaro & Barrett P.C.
 Boston, Massachusetts
May 8, 2006